Exhibit 5.1
August 3, 2007
Visteon Corporation
One Village Center Drive
Van Buren Township, MI 48111
Ladies and Gentlemen:
     I am Senior Vice President and General Counsel of Visteon Corporation, a Delaware corporation (the “Company”), and am delivering this opinion in connection with the filing by the Company of a Registration Statement on Form S-8 (the “Registration Statement”) registering under the Securities Act of 1933, as amended (the “Act”), 7,000,000 shares of Common Stock, par value $1 per share, of the Company (the “Common Stock”) that may be delivered pursuant to the Visteon Corporation 2004 Incentive Plan, as amended and restated (the “Plan”).
     As Senior Vice President and General Counsel of the Company, I am familiar with the Amended and Restated Certificate of Incorporation and the Amended and Restated By-laws of the Company and with its affairs, including the actions taken by the Company in connection with the Plan. I have examined such documents, records and matters of law as I have deemed necessary as a basis for the opinion hereinafter expressed. On the basis of the foregoing, and having regard for legal considerations that I deem relevant, I am of the opinion that when the Registration Statement becomes effective under the Act, any newly issued Common Stock delivered pursuant to the Plan will, when so delivered, be legally issued, fully paid and non-assessable.
     I hereby consent to the filing of this opinion as an exhibit to the Registration Statement. In giving this consent, I do not admit that I am an “expert” within the meaning of Section 11 or the Act or within the category of persons whose consent is required under Section 7 of the Act.
     I express no opinion herein as to any laws other than the General Corporation Law of the State of Delaware (as well as the applicable provisions of the Delaware Constitution and applicable reported judicial decisions), the laws of the State of New York and the Federal laws of the United States.

Very truly yours,
/s/ John Donofrio
John Donofrio
Senior Vice President and General Counsel